Exhibit 99.3

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT to Stock Purchase Agreement (the “First Amendment”) made and entered into as of this 28th day of February 2003, by and between EL PASO CGP COMPANY, a Delaware corporation, hereinafter referred to as “Seller”, and TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation, hereinafter referred to as “Buyer”, collectively herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H  T H A T:

WHEREAS, Seller and Buyer entered into a Stock Purchase Agreement dated January 13, 2003 (the “Original Agreement”); and,

WHEREAS, Seller and Buyer desire to amend the Original Agreement in certain respects;

NOW THEREFORE in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.        The reference to Section 5.11 set forth in the Table of Contents shall be amended and restated in its entirety to read as follows:

“5.11   Audit Letter of Credit”

2.        The reference to Exhibit 5.11(b) set forth in the EXHIBITS section of the Table of Contents shall be amended and restated in its entirety to read as follows:

“Exhibit 5.11(b)       Letter of Credit”

3.        The first line of Section 5.4(a) shall be amended to delete the phrase “three (3)” therefrom and insert in lieu thereof the phrase “four (4)”.

4.        Section 5.11, specifically subparagraphs (b), (c), (d), (e) and (f) thereof, shall be deleted and restated in their entirety:

“(b)     At Closing, Buyer shall provide a letter of credit for the benefit of Seller in the sum of Twenty-Five Million Dollars ($25,000,000) (the “Letter of Credit”) substantially in the form of Exhibit 5.11(b) hereto.

“(c)     In the event the Audit Report is not finalized and delivered to the Buyer on or prior to sixty (60) days after the Closing Date, then the notional amount of the Letter of Credit shall be reduced by the sum of $10,000,000.

“(d)     In the event the Audit Report is not finalized and delivered to the Buyer on or prior to one hundred eighty (180) days after the Closing Date, then the notional amount of the Letter of Credit shall be reduced to $0 and cancelled.

“(e)     In the event the Audit Report is finalized and delivered to the Buyer on or prior to sixty (60) days after the Closing Date, then the full amount of the Letter of Credit ($25,000,000), shall be paid to the Seller.

“(f)      In the event the Audit Report is finalized and delivered to the Buyer subsequent to sixty (60) days after the Closing Date, but on or prior to one hundred eighty (180) days after the Closing Date, then the balance of the Letter of Credit ($15,000,000), after reduction in the notional amount pursuant to subparagraph (a) above, shall be paid to the Seller.”

5.        Section 6.10 shall be amended by adding the following wording at the end thereof:

“In the event Seller, after receipt of written request from Buyer, should fail to cure any default of Seller or fail to exercise any of Seller’s rights under any Assumed Contract or Permit for the benefit of Buyer, then Buyer may, at its option, cure such default, or initiate such action as may be necessary, including without limitation, litigation, to exercise the rights accorded Seller thereunder, subject to reimbursement by Seller for all costs and expenses incurred by Buyer with respect thereto, including reasonable attorney’s fees. If as a result of any action of Seller arising out of this Stock Purchase Agreement, as amended, Freeport Oil Company elects to cancel its purchase obligation under the terms of the Gasoline and Diesel Sales Agreement between Freeport Oil Company, Ltd and Coastal Refining and Marketing, Inc. dated June 11, 1996, as later amended by Amendment Number 1 (as amended, the “Freeport Agreement”) dated December 1, 2000, Seller agrees to compensate Buyer for the value associated with the net revenue that would be lost as a result of such cancellation.”

6.        Exhibit A, Definitions and Interpretations, shall be amended by (i) deletion of the definitions of “Escrow Agent”, “Escrow Agreement”, and “Escrow Funds”, and (ii) adding thereto in alphabetical sequence the following new definition:

“Letter of Credit” has the meaning set forth in Section 5.11(b) hereof.”

7.        Section 5.4(a) of the Disclosure Schedule shall be amended to add the following superfund site:

Petroleum Products Corporation
3130 Southwest 19th Street
Hollywood, Florida 33023
EPA ID Number FLD 980798698
Site Number 04H5

8.        This First Amendment shall be governed by and construed in accordance with the domestic laws of the state of Florida without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.

9.        Except as modified and amended hereby, the remaining terms and provisions of the Original Agreement shall remain in full force and effect. This First Amendment and the terms and provisions hereof, as the same modify and amend the Original Agreement, shall be effective as of the Closing Date.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

SELLER: EL PASO CGP COMPANY, a Delaware corporation
By:	/s/ H. BRENT AUSTIN

Name:	H. Brent Austin
Title:	President and Chief Operating Officer

BUYER: TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation
By:	/s/ WILLIAM S. DICKEY

Name:	William S. Dickey
Title:	President